Exhibit 4.7

AMENDMENT NO. 6 TO

ONEOK, INC. 401(K) PLAN

(As amended and restated effective January 1, 2014)

1.    Effective January 1, 2017, a new paragraph is inserted at the end of Paragraph 1.E. of Article IX to read as follows:

Notwithstanding anything to the contrary expressed or implied herein, the common stock of Westar Energy, Inc. shall be eliminated as an investment option under the Plan upon the earlier to occur of (1) the effective date of the merger of Westar Energy, Inc. with or acquisition by Great Plains Energy, Inc. or any affiliated entity; or (2) June 30, 2017. Participants who own shares of Westar Energy, Inc. in their Plan Account immediately prior to consummation of the transaction contemplated in option (1) above will participate in such transaction on the same financial terms as regular shareholders of Westar Energy, Inc. common stock, but will only receive cash instead of a combination of cash and Great Plains Energy, Inc. common stock. Participants who own shares of Westar Energy, Inc. in their Plan Account on the date specified in option (2) above will be deemed to have elected to sell all of their Westar Energy, Inc. shares on such date in accordance with the Plan’s terms. All proceeds from the liquidation of Westar Energy, Inc. common stock, whether the result of option (1) or option (2) above, shall be reinvested in the Participant’s Plan Account according to the Participant’s existing investment elections on file with the Plan Administrator.

2.    Effective June 30, 2017, the final sentence of Paragraph 6.A. of Article IX is deleted in its entirety.

3.    Effective January 1, 2016, Paragraph 3 of Article XI is amended to read as follows:

Except as provided in paragraph 6 of this Article XI, below, when a Participant dies or his/her employment with the Company is terminated by retirement or for any other reason (except transfer of employment to a subsidiary of the Company participating in the Plan), the entire balance of the account may be distributed in an immediate lump sum payment of cash and/or securities to the Participant, or his/her surviving spouse, beneficiaries or legatees, or heirs, respectively, at the election of whomever is entitled thereto. The determination of the distributee or distributees in the event of a Participant’s death shall be made in accordance with Article XIII of the Plan. If the Participant does not elect to receive distribution of his/her Accrued Benefit in the form of an immediate lump sum upon termination of employment, the Participant shall be deemed to have made an election to defer the payment and distribution of the Participant’s Accrued Benefit in accordance with Paragraph 6 of this Article IX.

Notwithstanding anything herein to the contrary and subject to paragraph 7, below, if the Participant’s vested interest in the Plan does not exceed Five Thousand Dollars ($5,000.00), the Participant’s Accrued Benefit shall be distributed to the Participant in an immediate lump sum distribution as soon as reasonably practicable following his/her termination of employment. The determination of whether the Participant’s vested interest in the Plan exceeds $5,000 shall include that portion of the account balance attributable to rollover contributions (and earnings allocable thereto) within the meaning of Code Sec. 402(c), Code Sec. 403(a)(4), Code Sec. 403(b)(8), Code Sec. 408(d)(3)(A)(ii), and Code Sec. 457(e)(16). In no event shall payments be delayed in violation of Code Sec. 401(a)(14).

4.    Effective January 1, 2016, the text within Paragraph 4 of Article XI is deleted in its entirety, but succeeding paragraphs within Article XI shall retain their original numbering.

5.    Effective January 1, 2016, Paragraph 6 of Article XI is amended to read as follows:

A Participant shall be deemed to have elected to defer the distribution of his/her account if he/she does not affirmatively elect to receive an immediate lump sum distribution after he/she has been advised in writing by the Committee of his/her right to defer distribution under this paragraph 6, of this Article XI, upon termination of his/her employment by retirement or for any other reason; provided, however, in no event shall commencement of a Participant’s distribution be deferred beyond the Required Beginning Date specified in Paragraph 11 of this Article XI.

6.    Effective January 1, 2016, Paragraph 8.A. of Article XI is amended to read as follows:

Subject to subparagraph 8.B., below, if a Participant makes the affirmative or deemed election of deferral of distribution provided in paragraph 6. of this Article XI, above, his/her account shall continue to be maintained in the Trust in the manner provided by the Plan. Subject to the prior approval and consent of the Committee, the Participant may at any time thereafter request in writing that distribution of his/her account be made. When such a request is approved by the Committee, the Participant’s account shall be distributed to the Participant within a reasonable time following receipt and approval of that request; provided that such a deferred distribution of a Participant’s account shall be only in the following sequence: first, either all of his/her account, or all of his/her Participant contributions; second, the balance of the account not previously distributed; thus, all of a Participant’s contributions must be distributed to him/her at one time, and no Company contributions can be distributed without previous or concurrent distribution of all Participant contributions. A Participant who has withdrawn all of his/her own contributions prior to deferral of distribution hereunder may thereafter request and receive only a single distribution of the balance of his/her account. No earnings credited to the account of a Participant can be distributed to him/her after his/her termination of employment with the Company without liquidating the total account balance.

7.    Effective January 1, 2016, the text within Paragraph 9 of Article XI is deleted in its entirety, but succeeding paragraphs within Article XI shall retain their original numbering.

8.    Effective January 1, 2016, Paragraph 10 of Article XI is amended to read as follows:

If a Participant who has made the affirmative or deemed election to defer receipt of his/her account under paragraph 6. of this Article XI, above, dies before a complete distribution of the account has been made, then upon his/her death, his/her entire account balance shall be distributed to his/her surviving spouse, beneficiaries, or legatees in accordance with paragraph 11 of this Article XI.

9.    Effective January 1, 2016, Paragraph 11.B.1. of Article XI is amended to read as follows:

Required Beginning Date. Distribution of a Participant’s Accrued Benefit will commence no later than the Participant’s Required Beginning Date, as defined in Subparagraph 11.D.2., below.

10.    Effective January 1, 2017, Paragraph 11.C.1. of Article XI is amended to read as follows:

Required Distributions. Distribution of a Participant’s Accrued Benefit upon reaching the Participant’s Required Beginning Date shall be paid to such Participant in the form of minimum required distributions calculated in accordance with Code Section 401(a)(9).

11.    Effective January 1, 2017, Paragraph 11.C.2. of Article XI is amended to read as follows:

Distributions in Event of Death of Participant. In event of the death of a Participant prior to the distribution of the Participant’s entire interest under the Plan, the Participant’s entire interest in the Plan shall be distributed to the Participant’s Designated Beneficiary no later than December 31 of the fifth year after the Participant’s death.

12.    Effective January 1, 2017, Paragraph 7 of Article XII is amended to read as follows:

Except as otherwise provided in paragraph 11, below, subject to prior approval of the Committee, a Participant who has completed five (5) years of participation in this Plan may be allowed to withdraw from the Plan at any time and from time to time an amount not exceeding the entire balance in his/her Accounts at any time after his/her attainment of age fifty-nine and one-half (59 1⁄2); provided, the amount of any Participant withdrawal shall be at least Five Hundred Dollars ($500.00) or the full value of the Participant’s Account, if less. This right to withdrawal shall be exercised by application or request to the Committee or its authorized representative in writing or by electronic medium, telephone voice response system or other means determined and prescribed by the Committee.

13.    Effective January 1, 2017, Paragraph 18.D. of Article XII is amended to read as follows:

No Participant loan shall exceed 50% of the present value of the Participant’s vested Accrued Benefit.